Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements:

(1)Registration Statement (Form S-8 Nos. 333-207298 and 333-233223) pertaining to the Surgery Partners, Inc. 2015 Omnibus Incentive Plan,
(2)Registration Statement (Form S-8 No. 333-260831) pertaining to the Surgery Partners, Inc. 2015 Omnibus Incentive Plan, as amended and restated effective January 1, 2020, and
(3)Registration Statement (Form S-8 No. 333-287927) pertaining to the Surgery Partners, Inc. 2025 Omnibus Incentive Plan;

of our reports dated March 2, 2026, with respect to the consolidated financial statements of Surgery Partners, Inc. and the effectiveness of internal control over financial reporting of Surgery Partners, Inc. included in this Annual Report (Form 10-K) of Surgery Partners, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP
Nashville, Tennessee
March 2, 2026